FIRST PACTRUST BANCORP, INC.

ARTICLES OF AMENDMENT TO
ARTICLES SUPPLEMENTARY

First PacTrust Bancorp, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: On October 29, 2010, the Corporation filed with the Department articles supplementary (the “Articles Supplementary”) classifying and designating, pursuant to the authority of the Board of Directors of the Corporation under Article 6 of the charter of the Corporation, 2,836,156 shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), as “Class B Non-Voting Common Stock,” and the Board of Directors of the Corporation now desires to increase the number of shares of Class B Non-Voting Common Stock so classified and designated.

SECOND: Section 1 contained within the First Article of the Articles Supplementary is hereby amended and restated to read as follows:

1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Common Stock of the Corporation a separate class of Common Stock designated as the “Class B Non-Voting Common Stock” (the “Non-Voting Common Stock”). The authorized number of shares of Non-Voting Common Stock shall be 3,136,156.

THIRD: Except as expressly amended hereby, the Articles Supplementary shall continue to be and shall remain in full force and effect in accordance with the terms thereof. The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by these Articles of Amendment to Articles Supplementary.

FOURTH: The shares classified and designated as Class B Non-Voting Common Stock have been so classified and designated by the Board of Directors under the authority contained in the charter of the Corporation.

FIFTH: The amendment to the Articles Supplementary as set forth above was approved by a majority of the entire Board of Directors of the Corporation. The amendment is limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL to be made without action by the Corporation’s stockholders.

SIXTH: Immediately before the amendment to the Articles Supplementary as set forth above, the total number of shares of capital stock of all classes which the Corporation had authority to issue was two hundred fifty million (250,000,000), with fifty million (50,000,000) of such shares classified as preferred stock, par value one cent ($.01) per share, and two hundred million (200,000,000) of such shares classified as common stock, par value one cent ($.01) per share, of which two million, eight hundred thirty six thousand, one hundred fifty six (2,836,156) were classified and designated as Class B Non-Voting Common Stock, and the aggregate par value of all the authorized shares of capital stock was two million five hundred thousand dollars ($2,500,000). As amended by the amendment to the Articles Supplementary as set forth above, the total number of shares of capital stock of all classes which the Corporation has authority to issue is two hundred fifty million (250,000,000), with fifty million (50,000,000) of such shares classified as preferred stock, par value one cent ($.01) per share, and two hundred million (200,000,000) of such shares classified as common stock, par value one cent ($.01) per share, of which three million, one hundred thirty six thousand, one hundred fifty six (3,136,156) are classified and designated as Class B Non-Voting Common Stock, and the aggregate par value of all the authorized shares of capital stock is two million five hundred thousand dollars ($2,500,000).

SEVENTH: The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, FIRST PACTRUST BANCORP, INC. has caused these Articles of Amendment to Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President, Secretary and Treasurer as of the 11th day of May, 2011.

ATTEST:	FIRST PACTRUST BANCORP, INC.
/s/ James P. Sheehy	By: /s/ Gregory A. Mitchell

James P. Sheehy	Gregory A. Mitchell

Executive Vice President, Secretary and President and Chief Executive Officer Treasurer